Exhibit 4.5

STOCKHOLDER AGREEMENT

BY AND AMONG

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.,

VANTAGEPOINT VENTURE PARTNERS IV, L.P.,

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.,

AND

WAGEWORKS, INC.

DATED AS OF                     , 2011

i

WAGEWORKS, INC.

STOCKHOLDER AGREEMENT

This Stockholder Agreement (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of                     , 2011, is made by and among VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership, VantagePoint Venture Partners IV, L.P., a Delaware limited partnership, and VantagePoint Venture Partners IV Principals Fund, L.P., a Delaware limited partnership (collectively, “VantagePoint”), and WageWorks, Inc., a Delaware corporation (the “Company”), and shall become effective upon the closing of the Company’s IPO (as defined below).

RECITALS

A. The Company is proposing to sell common shares, par value $0.001 per share, to the public in an initial public offering (SEC File No. 333-173709) (the “IPO”); and

B. VantagePoint and the Company wish to set forth certain governance and other rights and obligations between them applicable after the consummation of the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in San Francisco, California are authorized or obligated by law or executive order to close.

“Certificate” means the amended and restated certificate of incorporation and amended and restated bylaws of the Company.

“Change in Control” shall mean (A) any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of the Company Shares or assets (including stock of its Subsidiaries), or otherwise) as a result of which an Independent Third Party obtains ownership, directly or indirectly, (i) of Company Shares which represent more than 50% of the total voting power in the Company or (ii) by lease, license, sale or otherwise, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; (B) any transaction or series or transactions which would require disclosure by the Company with respect to any of its executive officers pursuant to Item 402(j) of Regulation S-K; and (C) any Change in Control (or liquidity event or similar definition) as defined in any compensatory plan, arrangement or agreement between the Company and any of its executive officers.

“Company” has the meaning set forth in the preamble.

“Company Shares” means shares of the Company’s common stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Independent Third Party” means any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that is not VantagePoint (or any Affiliate of VantagePoint, or any officer, director, or employee of VantagePoint or its Affiliates).

“IPO” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, and including designees in proxy and other documents, and opposing any removal, replacement or “withhold” votes with respect to any Sponsor Director, (ii) causing the adoption of stockholders’ resolutions and amendments to the Certificate, (iii) causing members of the Board of Directors to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Sponsor Director” means any member of the Board of Directors designated by VantagePoint.

“Subsidiary” means, with respect to any Person, any company, corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a company or corporation, at least 50% of the total voting power of shares or stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For the purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“VantagePoint” has the meaning set forth in the preamble, and includes any Affiliate of VantagePoint.

“Wholly Owned Subsidiary” means any Subsidiary of the Company of which all of the capital stock or other ownership interests (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities) are owned by the Company and/or one or more Wholly Owned Subsidiaries.

1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including without limitation.”

(c) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

Section 2

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

2.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

2.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

2.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 3

GOVERNANCE

3.1 Board Designation.

(a) Designation Rights. So long as VantagePoint beneficially owns 50% or more of the voting power of the Company Shares, VantagePoint shall be entitled to designate three (3) directors of the Board of Directors. If VantagePoint ceases to own 50% or more of the voting power of the Company Shares, but beneficially owns at least 20% of the voting power of the Company Shares, VantagePoint shall be entitled to designate two (2) directors of the Board of Directors. If VantagePoint ceases to own 20% or more of the voting power of the Company Shares, but beneficially owns at least 10% of the voting power of the Company Shares, VantagePoint shall be entitled to designate one (1) director of the Board of Directors. If VantagePoint ceases to beneficially own 10% or more of the voting power of the Company, then VantagePoint shall not be entitled to designate any member of the Board of Directors. The Company shall use its best efforts to take all Necessary Action to cause the persons designated by VantagePoint to be elected to the Board of Directors. Section 8.4 of the Certificate and Section 2.4 of the Bylaws shall not apply to VantagePoint’s rights and the Company’s obligations under this paragraph.

(b) Initial Designation. The initial directors designated by VantagePoint pursuant to Section 3.1(a) are Jerome D. Gramaglia (who shall serve as a Class I director in accordance with the Certificate), John W. Larson (who shall serve as a Class II director in accordance with the Certificate) and Thomas A. Bevilacqua (who shall serve as a Class III director in accordance with the Certificate).

3.2 Removal and Replacement; Vacancies.

(a) A Sponsor Director may be removed by, and only by, the affirmative vote or written consent of VantagePoint, which removal may be made at any time by VantagePoint in its sole discretion and if, prior to his or her appointment to the Board of Directors, any person is unable or unwilling to serve as a Sponsor Director, then VantagePoint shall be entitled to designate a replacement. If, following appointment to the Board of Directors, any Sponsor Director resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a director, then, VantagePoint shall be solely entitled to appoint a replacement. If VantagePoint fails to do so, then such directorship shall remain vacant until filled by VantagePoint.

(b) To the extent VantagePoint desires to remove a Sponsor Director, then VantagePoint shall send a written notice to the Secretary of the Company stating the name of the Sponsor Director(s) to be removed from the Board of Directors and, upon receipt of such notice by the Secretary of the Company, such Sponsor Director(s) shall be deemed to have resigned from the Board of Directors, and the vacancy or vacancies in one or more Classes of Directors created thereby (and, thereafter, any vacancies created in that particular directorship) shall be filled by VantagePoint in its discretion, it being understood that neither the Company nor the Board of Directors shall have the power to fill any such vacancy.

3.3 Committees.

(a) Composition. So long as VantagePoint is entitled to designate one or more Sponsor Directors under Section 3.1, it shall have the right to designate one of its Sponsor Directors to serve as a member of each committee of the Board of Directors other than the Audit Committee (and if it has more than one Sponsor Director, it may appoint a different Sponsor Director to different Board of Director committees); provided, further, however, that no such right to designate one or more Sponsor Director to a Board of Directors committee would violate the U.S. federal securities laws, the rules and regulations promulgated thereunder and applicable listing standards and rules of the securities exchange on which a class of the Company’s securities are listed (without regard to any available “controlled company” exceptions to such laws, rules and regulations and standards). To the extent that a Sponsor Director is removed from the Board pursuant to Section 3.2, such Sponsor Director shall be deemed to have resigned from all committees upon which such Sponsor Director is serving. Any vacancies on the Board of Director’s committees created thereby (and, thereafter, any vacancies created in these committee memberships) shall, to the extent VantagePoint continues to have the right to appoint one of its Sponsor Director to the Board of Directors’ committees, be filled by VantagePoint in its discretion.

(b) Authority. No committee of the Board of Directors shall have the power to act for the Board of Directors where such action would require VantagePoint’s approval pursuant to Section 3.5 or otherwise expressly require the vote or consent of a majority of the Board of Directors under applicable law, the Certificate or this Agreement.

3.4 Stockholder Meetings. So long as VantagePoint beneficially owns 30% or more of the voting power of the Company Shares, VantagePoint shall be entitled to call a special meeting of the Company’s stockholders.

3.5 Actions Requiring VantagePoint Approval.

(a) Amendments to the Certificate. Until such time as VantagePoint no longer has the right to appoint a director pursuant to Section 3.1 (and with respect to subsection (v), such time as VantagePoint beneficially owns less than 40% of the Company Shares and with respect to subsection (vi), such time as VantagePoint beneficially owns less than 30% of the Company Shares), VantagePoint’s approval shall be required for the Company and/or its Subsidiaries to take any of the following actions:

(i) Any amendment or restatement of Article VI of the Certificate.

(ii) Any amendment or restatement of the provisions of Section 7.2 of the Certificate.

(iii) Any amendment or restatement of the provisions of Section 7.3 of the Certificate.

(iv) Any amendment or restatement of the provisions of Section 7.4 of the Certificate.

(v) Any amendment or restatement of the provisions of Section 8.2 of the Certificate.

(vi) Any amendment or restatement of the provisions of Section 8.3 of the Certificate.

(vii) Any amendment or restatement of the provisions of Section 8.4 of the Certificate.

(viii) Any amendment or restatement of the provisions of Article IX of the Certificate.

(ix) Any other amendment or restatement of any provision of the Certificate which by its terms states it is subject to the terms and conditions of this Agreement so as to amend, alter or repeal such statement that such provision of the Certificate is subject to the terms and conditions of this Agreement.

(b) Other Changes. Until such time as VantagePoint beneficially owns less than 25% of the voting power of the Company Shares, VantagePoint’s approval shall be required for the Company and/or its Subsidiaries to take any of the following actions, unless such action is required to be subject to a vote of the Company’s stockholders:

(i) Amend the Company’s bylaws.

(ii) Issue any new class or series of equity security (including any security or other right convertible into or exercisable for any equity security) having economic rights senior to the Company’s common stock or having voting rights other than those granted to the common stock generally (other than issuances that would not dilute the percentage interest in Company Shares of any Company stockholder or otherwise adversely affect the rights of VantagePoint).

(iii) Incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of any other Person, in each case in excess of $20,000,000.

(iv) Directly or indirectly, enter into or effect any transaction or series of related transactions involving the issuance of any equity or debt securities (including any securities or other rights convertible into or exercisable for any equity or debt securities) having a fair market value or for consideration having a fair market value in excess of 12.5% of the Company’s market capitalization (as measured by the average trading price of the Company’s common stock over the 30 trading day period prior to the date such issuance is approved by the Board of Directors).

(v) Directly or indirectly, enter into or effect any transaction or series of related transactions involving the acquisition or disposition (including by lease or license) by the Company of any assets and/or equity securities of any Person for consideration having a fair market value in excess of 12.5% of the Company’s market capitalization (as measured by the average trading price of the Company’s common stock over the 30 trading day period prior to the date such issuance is approved by the Board of Directors).

(vi) Adopt any stockholders rights plan.

(vii) Approve any “golden parachute” or other compensatory plan, arrangement or agreement contingent upon a Change in Control for any executive officer of the Company for value in excess of $1,000,000 for any one executive officer or $5,000,000 for any group of executive officers adopted or entered into at substantially the same time or in a series of related transactions, at the time such compensatory plan, arrangement or agreement is adopted or entered into (which value shall be determined by assuming that Change in Control took place on the date such plan is adopted and the price per share of the Company’s securities is the average trading price over the 30 trading day period prior to the date such plan is adopted).

(viii) Change the authorized number of directors of the Company.

For purposes of subsections (iv) and (v) above, the fair market value of any non-cash consideration shall be determined in good faith by the Board of Directors, except that any publicly-traded securities shall be valued as follows:

(1)	if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the date of the Board’s determination;

(2)	if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the date of the Board’s determination.

For the purposes of this provision, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

3.6 Books and Records; Confidentiality.

(a) So long as VantagePoint beneficially owns 10% or more of the voting power of the Company Shares, the Company will afford VantagePoint and its Representatives reasonable access during normal business hours to all of the Company’s properties, books and records. VantagePoint shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose any privileged information so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information without the loss of any such privilege. VantagePoint may exercise its rights under this Section 3.6(a) only for purposes reasonably related to its interests under this Agreement. The rights granted pursuant to this Section 3.6(a) may not be assigned or otherwise conveyed by VantagePoint or by any subsequent transferee of any such rights without the prior written consent of the Company except as authorized in this Section 3.6(a).

(b) The Confidentiality Agreement dated July     , 2011 by and between the Company and VantagePoint shall apply to any information provided to VantagePoint pursuant to Section 3.6(a). VantagePoint and its Representatives shall not engage in the purchase or sale of any Company Shares on the basis of any material non-public information VantagePoint obtains pursuant to Section 3.6(a).

Section 4

GENERAL PROVISIONS

4.1 Waiver by VantagePoint. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Certificate in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to be in contravention of the Certificate, this Agreement shall constitute a waiver by VantagePoint, to the fullest extent permissible under applicable laws, of any right VantagePoint may have pursuant to the Certificate that is inconsistent with this Agreement.

4.2 Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto. Any assignment of rights or obligations in violation of this Section 4.2 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

4.3 Termination. Section 3 of this Agreement shall terminate as set forth in such Section. The remainder of this Agreement shall terminate after VantagePoint shall have transferred all Company Shares owned by it.

4.4 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5 Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without an agreement in writing executed by each of the parties hereto.

No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.6 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

4.7 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the parties at the following addresses (or at such other address for such party as shall be specified by like notice):

if to VantagePoint, to:

VantagePoint Capital Partners

1001 Bayhill Drive, Suite 300

San Bruno, California 94066

Attn:    General Counsel

Tel: (650) 866-3100

Fax: (650) 869-6078

if to the Company:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Attn:    Chief Executive Officer

Tel: (650) 577-5200

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich and Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attn:    David J. Segre

             Mark B. Baudler

Tel: (650) 493-9300

Fax: (650) 493-6811

4.8 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

4.9 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

4.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, VANTAGEPOINT WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF VANTAGEPOINT OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or VantagePoint may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of such party to the waiver of their rights to trial by jury.

4.11 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(signature page follows)

The parties are signing this Agreement as of the date stated in the introductory clause.

WAGEWORKS, INC.

a Delaware corporation

By:
Joseph L. Jackson
Chief Executive Officer

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.

VANTAGEPOINT VENTURE PARTNERS IV, L.P.

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.,

By:	VantagePoint Venture Associates IV, L.L.C.
Its:	General Partner

By:
Name:
Title:

(Signature page to the Stockholder Agreement)